                           [CITY NATIONAL LETTERHEAD]

NEWS RELEASE


Contacts:

FINANCIAL/INVESTORS:

Frank Pekny (City National), (310) 888-6700
Ian Campbell (Abernathy MacGregor Frank), (213) 630-6550


MEDIA:

Jim Dunnigan (City National), (310) 888-6636
Denis Wolcott (Stoorza, Ziegaus & Metzger), (213) 891-2822


     City National Corporation Reports Record Net Income of $31 Million For
      First Quarter

      19% Rise Marks 23rd Consecutive Quarter of Double-Digit Income Growth

LOS ANGELES, APRIL 13, 2000 -- City National Corporation (NYSE: CYN) today reported record net income of $31.0 million for the first quarter of 2000, a 19 percent increase from net income of $26.0 million in the first quarter of 1999, and an 11 percent increase from the fourth quarter of 1999. Net income per diluted common share of $0.66 per share increased 20 percent compared with $0.55 per share in the first quarter of 1999, and was 10 percent higher than the $0.60 per share reported for the 1999 fourth quarter. Results reflect the operations of The Pacific Bank, N.A. from February 29, 2000, the date of acquisition.

Cash earnings, which exclude the amortization of core deposit intangibles and goodwill from acquisitions, increased 23 percent to $33.9 million, or $0.72 per diluted common share, for the first quarter of 2000 from $27.6 million, or $0.58 per diluted common share, for the first quarter of 1999. They also increased 12 percent from $30.4 million, or $0.65 per diluted common share, for the fourth quarter of 1999.

"These solid earnings were driven by strong loan demand, a growing client base and the resulting strong growth in revenue -- both net interest income and noninterest income. Our earnings rose 19 percent year-over-year, our 23rd consecutive quarter of double-digit earnings growth," said Russell Goldsmith, CEO of City National Corporation.

"For the first time in our 46 year history, City National's total assets exceeded the $8 billion level, and total loans and deposits each crossed the $6 billion threshold," Goldsmith said. "These results come just one quarter after City National first grew to $7 billion in assets and more than $5 billion in both loans and deposits."

Goldsmith added, "The first quarter was also highlighted by the addition on February 29 of the colleagues and clients of The Pacific Bank to our team. With over 50 offices in California today, City National now has a new, strategically positioned platform for growth in the remarkably robust Northern California economy -- as well as added strength in Southern California."


RETURN ON ASSETS/RETURN ON EQUITY

The Corporation's return on average assets in the first quarter of 2000 was 1.63 percent compared with 1.73 percent in the 1999 first quarter and 1.55 percent in the fourth quarter of 1999. The return on average common equity rose to 20.85 percent compared with 18.69 percent for the prior-year quarter and 19.40 percent for the fourth quarter of 1999. The cash return on equity was 28.3 percent.

Total average assets rose to a record $7.7 billion in the first quarter of 2000, an increase of 26 percent over the $6.1 billion in average assets for the first quarter of 1999 and $0.5 billion higher than the fourth quarter of 1999. Both internally generated growth and acquisitions contributed to the increase in total average assets. The Pacific Bank added $248.3 million of additional average assets for the first quarter of 2000. Total assets at March 31, 2000 were $8.4 billion compared with total assets of $6.3 billion at March 31, 1999 and total assets of $7.2 billion at December 31, 1999.


LOANS

Average loans rose 27 percent during the first quarter of 2000 to $5.7 billion compared with the first quarter of 1999. Average loans increased 8 percent from the 1999 fourth quarter; approximately 3 percent of the loan growth since December 31, 1999 is attributable to the acquisition of The Pacific Bank. Loan growth was driven primarily by increases in commercial loans and real estate commercial mortgages. Compared with the year-ago quarter, commercial loan average balances rose 21 percent from $2.4 billion to $3.0 billion. Real estate commercial mortgage averages rose 53 percent from $0.7 billion to $1.1 billion. Growth in all other loan categories also contributed to the increase in average loans over the prior-year quarter.

Total loans at March 31, 2000 were $6.2 billion compared with $4.5 billion at March 31, 1999 and $5.5 billion at December 31, 1999. During the quarter, total loans increased $673.3 million, or 12 percent. The acquisition of The Pacific Bank added $497.7 million of the increase with other growth primarily driven by loans originated as part of a client relationship. Purchased residential first mortgages rose $21.1 million or 10 percent, and non-relationship, syndicated loans rose $3.2 million or less than 1 percent. Non-relationship syndicated loans continue to account for less than 10 percent of the loan portfolio.


DEPOSITS

Average deposits rose 30 percent during the first quarter of 2000 to $5.7 billion compared with the first quarter of 1999 and increased 3 percent from the 1999 fourth quarter. Deposits totaled $6.4 billion at March 31, 2000 compared with $4.6 billion at March 31, 1999 and $5.7 billion at December 31, 1999. Deposit growth also benefited from the acquisition of The Pacific Bank, which added $699 million to deposits at March 31, 2000. Core deposits -- which continued to provide substantial benefits to the Bank's cost of funds -- rose 16 percent, making a significant contribution to the total increase from December 31, 1999.


NET INTEREST INCOME

Net interest income on a fully taxable-equivalent basis rose 19 percent to $95.3 million compared with $80.1 million for the first quarter of 1999, and increased 6 percent from $89.9 million in the fourth quarter of last year. Interest recovered on nonaccrual and charged-off loans was $1.0 million for the first quarter of 2000 compared with $3.4 million for the first quarter and $0.4 million for the fourth quarter of 1999.

The fully taxable-equivalent net interest margin was 5.47 percent for the quarter ended March 31, 2000 compared with 5.60 percent for the year-earlier period and 5.46 percent for the fourth quarter of 1999. The lower net interest margin compared with the year-ago quarter is primarily attributable to lower interest recovered on nonaccrual and charged-off loans.


NONINTEREST INCOME

Noninterest income continued its strong growth, totaling $24.2 million for the first quarter 2000, a 27 percent increase over the $19.1 million reported in the first quarter of 1999. These results reflect a 4 percent increase over the $23.2 million for the fourth quarter of 1999. Noninterest income was 20.8 percent of total revenues in the first quarter of 2000 compared with 19.8 percent for the year-earlier period and 21.1 percent for the fourth quarter of 1999.

All categories of recurring noninterest income increased over the prior-year period. Investment services and trust fees rose as a result of strong, internally generated new business, and a growing client base. International services income rose as a result of increased foreign exchange fees. Growth in noninterest income also reflects the acquisition of The Pacific Bank. Gains on the sale of assets and securities amounted to $0.2 million for the quarter compared with $1.3 million in the prior-year quarter.

City National Investments (CNI), a division of the Bank, had assets under administration and management of $14.9 billion as of March 31, 2000 compared with $14.1 billion at December 31, 1999. The increase is primarily attributable to the acquisition of The Pacific Bank. During the quarter, CNI also rolled out the CNI Charter Funds, a new suite of proprietary money market, private equity, and fixed income investment funds.


NONINTEREST EXPENSE

Noninterest expense was $69.1 million for the first quarter of 2000 compared with $55.9 million in the first quarter and $66.7 million in the fourth quarter of 1999. This year-over-year increase in expenses is primarily the result of additional offices and employees, including those resulting from the acquisition of The Pacific Bank. Salaries and other employee benefits increased by $6.3 million, or 19 percent, compared with the first quarter of 1999; they increased by $3.9 million, or 11 percent, compared with the fourth quarter of 1999. All other expenses increased $6.8 million, or 29 percent, from the first quarter of 1999, and decreased $1.5 million, or 5 percent, from the fourth quarter of 1999. First quarter noninterest expense included $1.3 million relating to the integration of The Pacific Bank and included system conversion charges, the cost of new client checks, and facility consolidation expenses.


INCOME TAXES

The effective tax rate in the first quarter of 2000 declined to 34.6 percent compared with 36.5 percent in the first quarter and 35.7 percent in the fourth quarter of 1999. The decline is due primarily to the impact of the formation of a regulated investment company subsidiary that provides flexibility to raise additional capital in a tax efficient manner.


CREDIT QUALITY

The Corporation recorded no credit loss provisions for the first quarter of 2000, as credit quality remained strong. There were also no credit loss provisions in the year-earlier period. Net credit losses for the first quarter of 2000 were ($3.6 million) compared with net credit recoveries of $3.4 million in the year-earlier period and net credit losses of ($4.9 million) for the fourth quarter of 1999.

The allowance for credit losses at March 31, 2000, totaled $140.5 million, or
2.28 percent of outstanding loans, which included an allowance of $9.9 million related to the acquisition of The Pacific Bank. This compares with an allowance of $138.7 million, or 3.07 percent of outstanding loans at March 31, 1999, and an allowance of $134.1 million, or 2.44 percent of outstanding loans at December 31, 1999. The allowance for credit losses as a percentage of nonaccrual loans was 434 percent at March 31, 2000 compared with 596 percent at March 31, 1999 and 530 percent at December 31, 1999. Total non-performing assets (nonaccrual loans and ORE) were $32.8 million, or 0.53 percent of total loans and ORE at March 31, 2000, compared with $25.7 million, or 0.57 percent, at March 31, 1999 and $26.7 million, or 0.49 percent, at December 31, 1999.


CAPITAL LEVELS

Total risk-based capital and Tier 1 risk-based capital ratios at March 31, 2000 were 10.32 percent and 7.21 percent compared with the capitalization ratios of
10.00 percent and 6.00 percent required for an institution to be classified as "well-capitalized". The Corporation's Tier 1 leverage ratio of 6.46 percent exceeded the regulatory minimum of 4.00 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital, and the Tier 1 leverage ratio were 11.21 percent, 7.88 percent, and
6.73 percent, respectively as of December 31, 1999. The change in capital ratios was due primarily to the acquisition of The Pacific Bank.

During the first quarter of 2000, the Corporation increased its quarterly dividend by 6 percent to $0.175 per share.


STOCK REPURCHASE

Under the current stock buyback program of one million common shares announced on July 29, 1999, 731,100 shares, including 450,300 shares in the first quarter of 2000, were repurchased for a cost of $23.5 million. Shares purchased under the buyback program have been -- and will continue to be -- reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. Treasury shares at March 31, 2000 totaled 81,473 shares, reflecting the use of 1,715,127 shares for the acquisition of The Pacific Bank.


ABOUT CITY NATIONAL

City National Corporation is a publicly owned corporation with $8.4 billion in total assets whose stock is traded on the New York Stock Exchange under the symbol "CYN". The Corporation's wholly owned subsidiary, City National Bank, is the premier business and private bank headquartered in California. City National Bank has over 50 offices in California throughout Los Angeles, Orange, Riverside, San Bernardino, San Diego, Ventura, San Mateo and San Francisco counties, as well as a loan production office in Sacramento and an office in the Cayman Islands.

For more information about the Corporation, our Fax-On-Demand Information Service is at 1.800.873.5293, and the Corporation's web page is at http://www.cnb.com.

This press release contains forward looking statements about the Corporation for which the Corporation claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward looking statements include information concerning the Corporation's possible or assumed future financial condition, results of operations and business, and statements preceded by, followed by, or that include the words "will," "may," "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions.

Forward looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Corporation's ability to control or predict, could cause actual results to differ materially from those contemplated by such forward looking statements. These factors include (1) an economic slowdown in California, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) increased competition in the Corporation's market, and (5) higher than expected credit losses.

For a more complete discussion of these risks and uncertainties, please see the Corporation's Annual Report on Form 10-K for the year ended December 31, 1999 and particularly the section of Management's Discussion and Analysis therein entitled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

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

CITY NATIONAL CORPORATION
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET (UNAUDITED)
--------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                   MARCH 31,
                                                              ------------------------------------------------
                                                                  2000              1999           % CHANGE
                                                              ----------         ------------      ------------
Assets
       Cash and due from banks                               $   381,763          $   287,911                33
       Securities                                              1,196,531            1,108,036                 8
       Federal funds sold                                        285,000              210,000                36
       Loans (net of allowance for credit
         losses of $140,450 and $138,710)                      6,023,566            4,379,566                38
       Other assets                                              536,645              298,806                80
                                                             -----------          -----------
         Total assets                                        $ 8,423,505          $ 6,284,319                34
                                                             ===========          ===========

Liabilities and Shareholders' Equity
       Noninterest-bearing deposits                          $ 2,705,431          $ 2,101,752                29
       Interest-bearing deposits                               3,672,029            2,501,978                47
                                                             -----------          -----------
         Total deposits                                        6,377,460            4,603,730                39
       Federal funds purchased and securities sold
         under repurchase agreements                             231,404              152,583                52
       Other short term borrowed funds                           829,549              507,326                64
       Subordinated debt                                         123,500              123,311                 -
       Other long-term debt                                      130,000              280,000               (54)
       Other liabilities                                          84,140               58,344                44
                                                             -----------          -----------
         Total liabilities                                     7,776,053            5,725,294                36
       Shareholders' equity                                      647,452              559,025                16
                                                             -----------          -----------
         Total liabilities and shareholders' equity          $ 8,423,505          $ 6,284,319                34
                                                             ===========          ===========

       Book value per share                                  $     13.64          $     12.20                12

       Number of shares at period end                         47,453,386           45,828,993                 4


CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
--------------------------------------------------------------------------------

                                                                              FOR THE THREE MONTHS ENDED
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                      MARCH 31,
                                                               -----------------------------------------------
                                                                    2000              1999         % CHANGE
                                                               -------------      -------------    -----------
Interest income                                                $    142,067       $    111,492              27
Interest expense                                                    (49,820)           (33,812)             47
                                                               -------------      ------------
Net interest income                                                  92,247             77,680              19
Provision for credit losses                                               -                  -               -
                                                               -------------      ------------
Net interest income after provision for credit losses                92,247             77,680              19
Noninterest income                                                   24,243             19,145              27
Noninterest expense                                                 (69,085)           (55,901)             24
                                                               -------------      ------------
Income  before taxes                                                 47,405             40,924              16
Income taxes                                                        (16,397)           (14,923)             10
                                                               -------------      ------------
Net income                                                     $     31,008       $     26,001              19
                                                               =============      ============
Net income per share, basic                                    $       0.68       $       0.57              19
                                                               =============      ============
Net income per share, diluted                                  $       0.66       $       0.55              20
                                                               =============      ============
Dividends paid per share                                       $       0.18       $       0.17               6
                                                               =============      ============

Shares used to compute per share net income, basic               45,903,093         45,989,544

Shares used to compute per share net income, diluted             46,895,543         47,336,455



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

CITY NATIONAL CORPORATION
-------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (UNAUDITED)  (DOLLARS IN THOUSANDS)
-------------------------------------------------------------------------------

PERIOD END                                                                            MARCH 31,
                                                                  -------------------------------------------------
                                                                       2000              1999           % CHANGE
                                                                  ------------         -----------      -----------
Loans
       Commercial                                                   $3,141,456          $2,427,843               29
       Residential first mortgage                                    1,224,343           1,032,383               19
       Real estate commercial mortgage                               1,307,961             763,772               71
       Real estate construction                                        421,639             246,760               71
       Installment                                                      68,617              47,518               44
                                                                    ----------          ----------
         Total loans                                                $6,164,016          $4,518,276               36
                                                                    ==========          ==========
Nonaccrual loans and ORE
       Nonaccrual loans                                             $   32,330          $   23,264               39
       ORE                                                                 429               2,390              (82)
                                                                    ----------          ----------
         Total nonaccrual loans and ORE                             $   32,759          $   25,654               28
                                                                    ==========          ==========

       Loans past due 90 days or more on accrual status,
         including credits in the process of being paid or
         renewed and not anticipated to move to nonaccrual
         status                                                     $   28,358          $   16,704               70
                                                                    ==========          ==========

       Restructured loans on accrual status                         $    2,647          $    1,881               41
                                                                    ==========          ==========

Deposits
       Noninterest bearing                                          $2,705,431          $2,101,752               29
       Interest-bearing, core                                        2,511,399           1,701,272               48
                                                                    ----------          ----------
         Total core deposits                                         5,216,830           3,803,024               37
       Time deposits - $100,000 and over                             1,160,630             800,706               45
                                                                    ----------          ----------
         Total deposits                                             $6,377,460          $4,603,730               39
                                                                    ==========          ==========


                                                                            FOR THE THREE MONTHS ENDED

AVERAGE BALANCES                                                                      MARCH 31,
                                                                  ------------------------------------------------
                                                                         2000              1999           % CHANGE
                                                                   ----------          ----------        ----------
Loans
       Commercial                                                   $2,950,902          $2,433,188               21
       Residential first mortgage                                    1,207,907           1,036,771               17
       Real estate commercial mortgage                               1,141,315             747,037               53
       Real estate construction                                        377,433             245,509               54
       Installment                                                      62,786              48,436               30
                                                                    ----------          ----------
         Total loans                                                $5,740,343          $4,510,941               27
                                                                    ==========          ==========

Securities                                                          $1,208,883          $1,091,773               11

Interest-earning assets                                              7,006,420           5,639,577               24

Assets                                                               7,661,611           6,100,799               26

Core deposits                                                        4,521,759           3,644,378               24

Deposits                                                             5,676,364           4,368,935               30

Shareholders' equity                                                   598,166             564,294                6



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

CITY NATIONAL CORPORATION
-------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (UNAUDITED)  (DOLLARS IN THOUSANDS EXCEPT PER
 SHARE AMOUNTS)
-------------------------------------------------------------------------------

                                                                                            FOR THE THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                             --------------------------------------------------
                                                                                  2000              1999           % CHANGE
                                                                             ---------------   ---------------   --------------
SELECTED RATIOS
  FOR THE PERIOD
       Return on average assets                                                        1.63 %            1.73 %             (6)
       Return on average shareholders' equity                                         20.85             18.69               12
       Net interest margin                                                             5.47              5.60               (2)
       Efficiency ratio                                                               57.82             56.27                3
       Dividend payout ratio                                                          25.53             29.34              (13)
  PERIOD END
       Tier 1 risk-based capital ratio                                                 7.21              9.76              (26)
       Total  risk-based capital ratio                                                10.32             13.54              (24)
       Tier 1 leverage ratio                                                           6.46              8.06              (20)
       Nonaccrual loans to total loans                                                 0.52              0.51                2
       Nonaccrual loans and ORE to total loans and ORE                                 0.53              0.57               (7)
       Allowance for credit losses to total loans                                      2.28              3.07              (26)
       Allowance for credit losses to nonaccrual loans                               434.20            596.24              (27)

Cash earnings and ratios (reported earnings net of goodwill and nonqualifying core deposit intangibles) (1)

       Cash net income                                                              $ 33,900          $ 27,599               23
       Cash net income per share, basic                                                 0.74              0.60               23
       Cash net income per share, diluted                                               0.72              0.58               24
       Cash return on average assets                                                    1.81 %            1.85 %             (2)
       Cash return on average shareholders' equity                                     28.31             22.19               28
       Cash efficiency ratio                                                           54.90             54.20                1

    (1) Nonqualifying core deposit intangible (CDI) amortization and average balance excluded from these calculations are, with the exception of the efficiency ratio, net of applicable taxes. The after-tax amounts for the amortization and average balance of nonqualifying CDI were $0.8 million and $12.6 million, respectively, for the quarter ended March 31, 2000 and $0.6 million and $17.7 million, respectively, for the three months ended March 31, 1999. Goodwill amortization and average balance (which are not tax effected) were $2.1 million and $104.0 million, respectively, for the quarter ended March
31, 2000 and $0.8 million and $42.3 million respectively, for the three months ended March 31, 1999. The Company's cash earnings per shares are not necessarily comparable to similary titled measures reported by other companies.


                                                                                         FOR THE THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                                            --------------------------------------------------
                                                                                 2000              1999           % CHANGE
                                                                            ---------------   ---------------   --------------
NONINTEREST INCOME:
       Service charges on deposit accounts                                        $  5,557          $  4,075               36
       Investment services                                                           5,897             4,320               37
       Trust fees                                                                    5,060             4,391               15
       International services                                                        3,308             1,991               66
       Bank owned life insurance                                                       621               539               15
       Other                                                                         3,572             2,518               42
                                                                            ---------------   ---------------
         Subtotal                                                                   24,015            17,834               35
       Gain on sale of loans and assets                                                  5                58              (91)
       Gain on sale of securities                                                      223             1,253              (82)
                                                                            ---------------   ---------------
         Total                                                                    $ 24,243          $ 19,145               27
                                                                            ===============   ===============

NONINTEREST EXPENSE:
       Salaries and other employee benefits                                       $ 38,851          $ 32,513               19
                                                                            ---------------   ---------------
       All other
          Professional                                                               5,385             4,785               13
          Net occupancy of premises                                                  4,805             3,486               38
          Information services                                                       3,587             2,521               42
          Marketing and advertising                                                  2,703             2,564                5
          Depreciation                                                               3,040             2,444               24
          Office services                                                            2,066             1,836               13
          Amortization of goodwill and core deposit intangibles                      3,489             2,060               69
          Equipment                                                                    465               651              (29)
          Acquisition integration                                                    1,309                 -                -
          Other operating                                                            3,385             3,041               11
                                                                            ---------------   ---------------
           Total other                                                              30,234            23,388               29
                                                                            ---------------   ---------------
             Total                                                                $ 69,085          $ 55,901               24
                                                                            ===============   ===============

         (Released to Business Wire this date)

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